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Genta Completes Response to EMEA List of Outstanding Issues for
Genasense® Marketing Authorization Application in Melanoma

BERKELEY HEIGHTS, NJ – February 2, 2007 – Genta Incorporated (NASDAQ: GNTA) today announced that the Company has completed its response to the 180-day List of Outstanding Issues from the European Medicines Agency (EMEA) regarding its Marketing Authorization Application (MAA) for Genasense® (oblimersen sodium), its lead anticancer product, for treatment of patients with advanced melanoma. The Company currently anticipates that EMEA’s Committee on Human Medicinal Products (CHMP) will complete its review and issue its opinion regarding approval within the next 90 days.

Genasense, Genta’s lead anticancer drug, is a novel targeted therapy that blocks the production of Bcl-2, a protein that appears to be a fundamental cause of resistance to cancer treatment. By knocking down Bcl-2 in cancer cells, Genasense may enhance the effectiveness of chemotherapy in patients with advanced melanoma. A summary of data from the final analysis of the pivotal Phase 3 trial of Genasense appears below.

Efficacy

The MAA is based on long-term data derived from the largest randomized controlled trial that has ever been conducted in patients with advanced melanoma. In this trial, which was conducted at 139 sites in 9 countries, 771 patients were randomly assigned to receive chemotherapy with dacarbazine (DTIC) alone or in combination with Genasense. The submission includes data compiled after 24-months of minimum follow-up on all patients. Unless otherwise noted, these results were based on an intent-to-treat analysis:

Endpoint	Genasense/DTIC	DTIC	P
Overall response	13.5%	7.5%	0.007
Complete response	2.8%	0.8%	0.03
Durable response	7.3%	3.6%	0.03
Progression-free survival, median	2.6 mos.	1.6 mos.	0.0007
Overall survival, median	9.0 mos.	7.8 mos.	0.077

Prior to randomization, patients were prospectively stratified according to certain risk factors, including elevated blood levels of an enzyme known as LDH – a factor that previous studies have shown is strongly associated with poor outcome. The final analysis has shown that LDH was the sole stratification factor significantly associated with a treatment interaction. When this treatment effect was evaluated, the efficacy of Genasense was significantly superior for all major efficacy outcomes in patients who had normal LDH at baseline, a group that comprised approximately two-thirds of patients in the trial (N=508). In this group, the following efficacy results were observed:

Endpoint	Genasense/DTIC	DTIC	P
Overall response	17.2%	9.3%	0.009
Complete response	3.4%	0.8%	0.04
Durable response	9.6%	4.0%	0.014
Progression-free survival, median	3.1 mos.	1.6 mos.	0.0007
Overall survival, median	11.4 mos.	9.7 mos.	0.018

Safety

In the randomized trial, the most frequent serious adverse events that occurred in ≥ 5% of patients were fever and disease progression (6.2% vs. 2.8%, and 5.1% vs. 4.7%, respectively, for Genasense/DTIC compared with DTIC alone). The most frequent Grade 3 or 4 adverse events that occurred in ≥ 5% of patients were neutropenia (21.3% vs. 12.5%), thrombocytopenia (15.9% vs. 6.4%), leukopenia (7.5% vs. 3.9%), anemia (7.3% vs. 4.7%), and nausea (6.7% vs. 2.5%). Although there was an increase in discontinuations due to adverse events in the Genasense arm (19% vs. 11%), there was no difference in the number of fatal, treatment-emergent adverse events (i.e., events that lead to a death on study or within 30 days from last study treatment). Data from this trial were recently published in the Journal of Clinical Oncology and can be accessed at: http://www.jco.org/cgi/content/abstract/24/29/4738.

About Malignant Melanoma

Malignant melanoma is the most deadly form of skin cancer. Melanoma is responsible for more than 90% of all skin cancer deaths. The European Network of Cancer Registries estimates that more than 60,000 cases of melanoma are diagnosed each year. The incidence of this disease is increasing by approximately 4 percent annually in the U.S., where it is the number one cause of cancer deaths for women aged 25 to 29. Additional information about melanoma can be accessed at: http://www.nci.nih.gov/cancer_information/cancer_type/melanoma.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. Genta has completed a pending Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Tara Spiess/Andrea Romstad

TS Communications Group, LLC

info@genta.com

(908) 286-3980